Exhibit 107

Calculation of Filing fee tables

Form F-10

(Form Type)

BELLUS HEALTH INC.

(Exact name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English (if Applicable))

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares (no par value)	457(o)	$500,000,000	—	$500,000,000	$0.0000927	$46,350
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$500,000,000		$46,350
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$46,350

(1)	There are being registered under this Registration Statement such indeterminate number of common shares of the Registrant as shall have an aggregate initial offering price of up to $500,000,000. The proposed maximum offering price per common share will be determined, from time to time, by the Registrant in connection with the sale of the Securities under this Registration Statement. Prices, when determined, may be in U.S. dollars or the equivalent thereof in Canadian dollars.

(2)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.